Exhibit 10.46

1100 Massachusetts Ave Cambridge, MA Tel: 617-453-1000 Fax: 617-453-1001 www.infi.com

August 11, 2021

Robert L. Ilaria, Jr., M.D.

9 Highview Terrace

Madison, NJ 07940

Dear Robert,

On behalf of Infinity Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President, Chief Medical Officer reporting to Adelene Perkins, Chief Executive Officer. In this role you will be a member of the Company’s Executive Leadership Team, working closely with the senior Company leaders and the Board with authority and accountability for Company and pipeline building and value creation. The clinical development organization will report to you.

Effective Date: The effective date of your full-time employment with the Company shall be September 1, 2021, unless otherwise agreed upon.

1.

Salary: Your base salary will be $16,346.15 per biweekly pay period (equivalent to $425,000 (USD) on an annualized basis). In addition, in accordance with the Company’s regular compensation practices, you will receive, approximately annually, a salary review, and the Company may adjust your salary based on your performance, the Company’s performance, and/or such other factors as may be determined at the sole discretion of the Company’s Board of Directors or its designee.

2.

Contingent Compensation: In addition to your salary and benefits, you are eligible to participate in the Company’s contingent compensation program beginning in the 2021 performance year. This program may result in a cash bonus as a percent of your base salary, with the target bonus for the 2021 performance year set at 40%. Your actual cash bonus may be higher or lower than the target bonus depending on your and the Company’s achievements of goals and objectives, as well as overall business conditions. The Contingent Compensation program is administered by the Company’s Board of Directors in their sole discretion. In order to be eligible for any type of payment under the program, you must be actively employed by the Company at the time the payment is made and your bonus would be pro-rated based on your hire date.

3.

Equity Participation, Vesting of Stock Options: Subject to the approval of the Compensation Committee of the Company’s Board of Directors, and as a material inducement to you entering into employment with the Company, upon the commencement of your employment with the Company, you will receive a one-time non-statutory stock option award to purchase 300,000 shares of the Company’s common stock as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4) outside the Company’s 2019 Stock Incentive Plan at an exercise price equal to the last reported sale price per share of the Company’s common stock on the Nasdaq stock exchange on the date of grant approval by the Compensation Committee of the Company’s Board of Directors (the “Option”). The Option shall vest as to 12/48 of the shares on the first anniversary of your date of hire and as to 1/48 of the shares at the end of each calendar month thereafter. The Option shall be evidenced by an option agreement that is consistent with the form of option agreement generally used by the Company and the terms of this letter and will be subject to all of the terms set forth in such written agreement covering the Option. You will also be eligible for additional annual stock option awards to purchase common stock of the Company as determined and approved by the Compensation Committee of the Company.

4.

Sign-On: The Company will pay you bonuses of A) $150,000 minus all applicable taxes on the date of your first paycheck following commencement of your full-time employment and B) $185,000 minus all applicable taxes on the earlier of (i) the paycheck following the first anniversary of your employment, so long as you remain employed by the Company at that time, or (ii) a Change of Control of the Company (as defined in the Executive Severance Benefits Plan (attached)). Should your employment be terminated by the Company for “Cause” or should you voluntarily resign not following a “Good Reason” condition (as such terms are defined in the Company’s current Executive Severance Benefits Plan within 12 months of having received your first bonus payment, you agree to repay to the Company your $150,000 bonus in full, if requested by the Company. After the receipt of the second $185,000 bonus payment you will have no obligation to repay any of the total $335,000 bonus payments made.

5.

Benefits: You may participate in any and all of the benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing these programs. For clarity, you shall be eligible as a participant under the Company’s Executive Severance Benefits Plan, as amended, and you shall be eligible for coverage under the Company’s Directors & Officers insurance policy in accordance with the terms and conditions of that policy.

6.

Vacation and Holiday: Upon your date of hire, you will start to accrue vacation time at a rate of 15 days per year, which may be taken in accordance with Company policy, provided however, the Company reserves the right to change its vacation policy at any time; paid holidays will be observed in accordance with the Company’s policy updated approximately annually. You will also be entitled to five (5) days of sick time in accordance with New Jersey law.

7.

Employment At-Will: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time and the Company will not be obligated to continue your employment for any specific period. Both you and the Company may terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company (except as explicitly described herein). Your full time employment will include flexibility in working remotely.

8.

Proprietary Information, No Conflicts: As a condition of employment, you agree to execute the Company’s standard form of Invention, Non-Disclosure, and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement, or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

9.

Employment Eligibility Verification: Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and to submit an original document or documents that establish identity and employment eligibility within three business days of employment.

10.

Successors and Assigns: This letter of offer will be binding upon and inure to the benefit of the Company’s successors and assignees. In the event of a merger or consolidation (whether or not the Company is the surviving or the resulting corporation), the surviving or resulting corporation will be bound by the obligations set forth in this letter offer.

11.	Contingencies: This offer is expressly contingent upon the successful completion of a pre-employment background and reference check.

Robert, all of us at Infinity are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

Please indicate your understanding and acceptance of the foregoing terms of your employment by signing the enclosed copy of this letter and returning it to Adelene Perkins no later than August 15, 2021. After that date, the offer will expire.

Very truly yours,

/s/ Adelene Q. Perkins
Adelene Q. Perkins
Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment by Infinity Pharmaceuticals, Inc.

/s/ Robert L. Ilaria, Jr., M.D.	14 AUG 2021
Robert L. Ilaria, Jr., M.D.	Date